Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Jasper Therapeutics, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	284,013,011	$0.56	$159,047,286.16	0.000087	$13,837.11

Total Offering Amounts:							$159,047,286.16		13,837.11
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$13,837.11

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock dividend, stock split, recapitalization or similar transaction.

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.56, which is the average of the high and low prices of the registrant's common stock, par value $0.0001 per share (“Common Stock”) on October 9, 2026, on the Nasdaq Capital Market.

Consists of 284,013,011 shares of Common Stock issuable upon the conversion of 4,655,951 shares of the Company’s non-voting convertible preferred stock.